[LOGO] First Interstate BancSystem
               First Quarter 2003

To our shareholders,

First Interstate BancSystem earned net income of $8,837,000, or $1.12 per diluted share first quarter 2003. This compares to net income of $8,872,000, or $1.13 per diluted share, for the first quarter of 2002. Return on average common equity was 14.37% in first quarter 2003 and return on average assets was 1.00%. The first quarter 2002 return on average common equity was 15.92% and return on average assets was 1.11%.

Net interest income of $32,790,000 was $708,000 or 2% less than the same period last year. Balance sheet growth of 8.3% in average loans and 10.6% in average deposits, 6.7% and 8.4% excluding the Red Lodge bank acquisition, was more than offset by the decline in net interest margin. The net interest margin of 4.84% in first quarter 2002 declined to 4.33% in first quarter 2003. This compression was due to decreases in both short and long term rates. However, net interest margin improved 3 basis points from fourth quarter 2002.

Noninterest income of $17,792,000 in first quarter 2003 was $4,631,000 or 35% higher than first quarter last year. Due to further declines in interest rates, revenue from residential real estate loans sold on the secondary market increased $1,847,000 in 2003 over first quarter 2002. In addition investment securities were sold resulting in a $1,475,000 gain. The securities were sold to partially offset the mortgage servicing rights impairment discussed below.

Noninterest expense of $34,572,000 was $4,453,000 or 15% higher than first quarter last year. We recorded $2,381,000 impairment of mortgage servicing rights, compared to a $630,000 reversal of impairment in the comparable quarter last year. We also recorded $1,114,000 amortization of mortgage servicing rights, compared with $349,000 amortization last year. These increased expenses were the result of the continued decline in mortgage interest rates and the resulting historical high of refinancing activity.

In an effort to capitalize on the current interest rate structure, on March 26,2003 the company issued $40,000,000 in floating rate trust preferred securities in a private placement conducted as part of a pooled offering. These securities reprice quarterly, with the initial yield of 4.41%. The proceeds of that offering were used to redeem all of the company’s 8.625% trust preferred securities issued in 1997. The redemption occurred on April 25, 2003.

In March the Board changed the dividend policy to begin paying a fixed quarterly dividend. The quarterly dividend will be $.32 per share, but will be reviewed periodically. Previously, dividends were based on quarterly net income. The dividend was paid on April 15, 2003.

EXHIBIT 99

Financial Highlights
Three Months ended March 31

in thousands except per share data	2003	2002	% Change

(unaudited)

OPERATING RESULTS
Net income	$8,837	$8,872	-0.4%
Diluted earnings per share	1.12	1.13	-1.0%
Dividends per share	0.34	0.30	13.3%

PERIOD END BALANCES
Assets	3,682,755	3,242,230	13.6%
Loans	2,359,960	2,144,472	10.0%
Investment Securities	784,736	670,276	17.1%
Deposits	2,967,582	2,656,323	11.7%
Common Stockholders’ Equity	249,555	225,414	10.7%
Common Shares Outstanding	7,869	7,820	0.6%

QUARTERLY AVERAGES
Assets	3,576,890	3,231,085	10.7%
Loans	2,315,197	2,137,064	8.3%
Investment Securities	772,643	685,503	12.7%
Deposits	2,919,122	2,639,283	10.6%
Common Stockholders’ Equity	249,382	225,971	10.4%
Common Shares Outstanding	7,869	7,840	0.4%

On January 1, 2003 we acquired United States National Bank of Red Lodge. The acquisition added $35,682,000 in loans and $41,602,000 in deposits.

We recognize we face many challenges as we head into the future, including strong competition, managing net interest margin, and credit risk. While Montana and Wyoming have outperformed the national economy, economic uncertainty remains. However, we are confident as we look to the future given the talent of our employees, officers, and directors that we will meet the challenges with creativity and resolve, resulting in continued positive results.

/s/ Lyle R. Knight	/s/ Terrill R. Moore
Lyle R. Knight	Terrill R. Moore
President	Chief Financial Officer
Chief Operating Officer

[LOGO]      First Quarter 2003

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31
	2003	2002

Total interest income	$46,684	$50,358
Total interest expense	13,894	16,860

Net interest income	32,790	33,498
Provision for loan losses	2,430	2,622

Net interest income after provision for loan losses	30,360	30,876
Noninterest income	17,792	13,161
Noninterest expense	34,572	30,119

Income before taxes	13,580	13,918
Income taxes	4,743	5,046

Net income	$8,837	$8,872

COMMON SHARE DATA:
Diluted EPS	1.12	1.13
Dividends	0.34	0.30
Book value	31.71	28.82
Tangible book value	26.38	23.90
Appraised value	*	44.00

* Currently not available, $46.00 as of December 31, 2002.

Selected Ratios (Unaudited)

	Three Months Ended
	March 31
	2003	2002

PERFORMANCE
Return on avg common equity	14.37%	15.92%
Return on avg common equity excl. market adj of securities	14.60%	16.35%
Return on avg assets	1.00%	1.11%
Net interest margin, FTE	4.33%	4.84%
Efficiency ratio	68.35%	64.55%

CREDIT QUALITY (Period End)
Annualized net charge offs to average loans	.15%	.17%
Allowance for loan losses to loans	1.62%	1.67%
Allowance for loan losses to non-accruing loans	135.36%	135.31%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio	6.96%	6.93%
Avg loans to avg deposits	79.31%	80.97%

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	03/31/2003	03/31/2002

ASSETS

Cash and due from banks	$240,784	$192,083
Federal funds sold	73,775	48,930
Interest bearing deposits	437	8,974
Investment securities	784,736	670,276
Loans	2,359,960	2,144,472
Less: allowance for loan losses	38,253	35,823

Net loans	2,321,707	2,108,649
Premises & equipment, net	95,023	90,936
Accrued interest receivable	20,261	23,464
Goodwill and core deposit intangibles	41,979	38,530
Other real estate owned, net	1,157	414
Other assets	102,897	59,974

Total Assets	$3,682,755	$3,242,230

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$2,967,582	$2,656,323
Fed funds purchased	150	0
Securities sold under repurchase agreements	296,702	247,318
Other liabilities	44,368	34,531
Other borrowed funds	3,898	5,111
Long — term debt	40,501	33,532
Trust preferred securities	80,000	40,000

Total Liabilities	3,433,201	3,016,816
Common stockholders’ equity	249,555	225,414

Total Liabilities and Stockholders’ Equity	$3,682,755	$3,242,230